UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2021

GENERATIONS BANCORP NY, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39883	85-3659943
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20 East Bayard Street, Seneca Falls, New York		13148
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (315) 568-5855

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, $0.01 par value per share	GBNY	The Nasdaq Stock Market LLC
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement.  Generations Bank (the “Bank”), the wholly owned subsidiary of Generations Bancorp NY, Inc. (the “Company”), entered into an employment agreement (the “Agreement”), on August 10, 2021 and effective as of September 1, 2021, with Angela Krezmer, Chief Financial Officer of the Bank and the Company (the “Executive”).  The Agreement, commencing as of September 1, 2021, has an initial three-year term.  Beginning on September 1, 2022, and on each September 1 thereafter, the Agreement will be renewed for an additional year so that the remaining term will be three years, unless a notice is provided to the Executive that the Agreement will not renew.

The Agreement specifies the Executive’s base salary will initially be $160,160. The Executive’s base salary will be reviewed at least annually to determine whether an increase is appropriate.  In addition to base salary, the Executive is entitled to participate in bonus and incentive programs and benefit plans available to management employees and will be reimbursed for all reasonable travel and other business expenses incurred in the performance of her duties.

The Bank may terminate the Executive’s employment for “cause” (as defined in the Agreement) at any time, in which event the Executive would have no right to receive compensation or other benefits for any period after termination of employment.  Certain events resulting in the Executive’s termination or resignation entitle the Executive to payments of severance benefits following termination of employment.  In the event of the Executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the Executive resigns for “good reason” (as defined in the Agreement), then the Executive would be entitled to a severance payment in the form of a cash lump sum equal to one and one-half times the sum of (i) the highest annual base salary paid to Executive at any time under the Agreement, and (ii) the greater of (x) the average annual cash bonus paid to Executive with respect to the three (3) completed fiscal years prior to the event of termination, or (y) the cash bonus paid to the Executive with respect to the fiscal year ended prior to the event of termination. In addition, the Executive will receive, at no expense to the Executive, continued life insurance coverage and non-taxable medical and dental insurance coverage for 18 months, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, the Executive will receive a cash lump sum payment equal to the value of the benefits.

In the event of a change in control of the Bank or the Company, followed by Executive’s involuntary termination other than for cause, disability or retirement, or resignation for one of the reasons set forth above, the Executive would be entitled to a severance payment in the form of a cash lump sum equal to three times the sum of (i) the highest rate of base salary paid to the Executive at any time under the Agreement, and (ii) the highest cash bonus paid to the Executive with respect to the three (3) completed fiscal years prior to the change of control.  In addition, the Executive would become entitled, at no expense to the Executive, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following her termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, the Executive will receive a cash lump sum payment equal to the value of the benefits.

The Agreement also provides certain death and disability benefits.

Upon termination of the Executive’ s employment (other than following a change in control), the Executive will be subject to certain restrictions on her ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following termination of employment.  The Agreement also includes provisions protecting the Company’s and Bank’s confidential business information.

The foregoing description of the Agreement does not purport to be complete and it is qualified in its entirety by reference to the form of the Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.
Item 9.01   Financial Statements and Exhibits
(d) Exhibits
Exhibit Description
10.1	Employment Agreement with Angela Krezmer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATIONS BANCORP NY, INC.

DATE: April 7, 2022	By:	/s/ Menzo D. Case
Menzo D. Case
President and Chief Executive Officer